Exhibit 99.2
Lennox International Announces 2011 Financial Guidance
DALLAS, December 15, 2010 — Lennox International Inc. (NYSE: LII) today announced its financial guidance for 2011. The company expects:
•	Organic revenue growth of 5-8%, including 1 point of positive impact from foreign exchange; an additional 6 points of growth from the acquisition of Kysor/Warren

•	Adjusted Earnings Per Share from Continuing Operations of $2.80-$3.10

•	GAAP Earnings Per Share from Continuing Operations of $2.75-$3.05

•	Capital expenditures of approximately $65 million

•	Tax rate of approximately 35%
The company also reiterated its financial guidance for 2010:
•	Revenue growth of 7-9%, including 1 point of positive impact from foreign exchange

•	Adjusted Earnings Per Share from Continuing Operations of $2.35 — $2.45, up 33-38% from 2009

•	GAAP Earnings Per Share from Continuing Operations of $2.07 — $2.17, up 90-99% from 2009

•	Capital expenditures of approximately $60 million

•	Tax rate of approximately 35%
As previously announced, Lennox International is hosting an investment community meeting in New York today, starting at 10:00 a.m. Eastern time. The company will discuss strategic, operating, and financial information, including the company’s outlook for 2011 and beyond. The presentation will be webcast and the presentation materials will be accessible on the company’s website at http://www.lennoxinternational.com.
About Lennox International
Through its subsidiaries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Steve Harrison, Vice President, Investor Relations, at 972-497-6670.

Forward-Looking Statements
The statements in this news release that are not historical statements, including statements regarding expected financial results for 2010 and 2011, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are beyond LII’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include, but are not limited to: the impact of higher raw material prices, LII’s ability to implement price increases for its products and services, the impact of unfavorable weather, and a decline in new construction activity in the demand for products and services. For information concerning these and other risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.